Exhibit 99.1

News Release

Sunoco LP Reports Third Quarter 2024 Financial and Operating Results
DALLAS, November 6, 2024 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the quarter ended September 30, 2024.
Financial and Operational Highlights
Net income for the third quarter of 2024 was $2 million compared to net income of $272 million in the third quarter of 2023.
Adjusted EBITDA(1) for the third quarter of 2024 was $456 million compared to $257 million in the third quarter of 2023. Adjusted EBITDA(1) for the third quarter of 2024 includes approximately $14 million of one-time transaction-related expenses(2).
Distributable Cash Flow, as adjusted(1), for the third quarter of 2024 was $349 million compared to $181 million in the third quarter of 2023.
Adjusted EBITDA(1) for the Fuel Distribution segment for the third quarter of 2024 was $253 million compared to $234 million in the third quarter of 2023. The segment sold approximately 2.1 billion gallons of fuel in the third quarter of 2024, an increase of 1% from the third quarter of 2023. Fuel margin for all gallons sold was 12.8 cents per gallon for the third quarter of 2024 compared to 12.5 cents per gallon in the third quarter of 2023.
Adjusted EBITDA(1) for the Pipeline Systems segment for the third quarter of 2024 was $136 million. Adjusted EBITDA(1) for the third quarter of 2024 includes approximately $11 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 1.2 million barrels per day in the third quarter of 2024.
Adjusted EBITDA(1) for the Terminals segment for the third quarter of 2024 was $67 million. Adjusted EBITDA(1) for the third quarter of 2024 includes approximately $3 million of one-time transaction-related expenses(2). The segment averaged throughput volumes of approximately 690 thousand barrels per day in the third quarter of 2024.
Distribution
On October 28, 2024, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2024 of $0.8756 per unit, or $3.5024 per unit on an annualized basis. The distribution will be paid on November 19, 2024, to common unitholders of record on November 8, 2024.
Liquidity, Leverage and Credit
At September 30, 2024, SUN had long-term debt of approximately $7.3 billion and approximately $1.4 billion of liquidity remaining on its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 4.0 times at the end of the third quarter.
Capital Spending
SUN's total capital expenditures in the third quarter of 2024 were $93 million, which included $67 million of growth capital and $26 million of maintenance capital.
(1)    Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Supplemental Information” later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    Transaction-related expenses include certain one-time expenses incurred with acquisitions and divestitures.
Earnings Conference Call
Sunoco LP management will hold a conference call on Wednesday, November 6 2024, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.sunocolp.com under Webcasts and Presentations.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.sunocolp.com
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager – Communications
(469) 646-1647, chris.cho@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$116	$29
Accounts receivable, net	902	856
Accounts receivable from affiliates	—	20
Inventories, net	890	889
Other current assets	157	133
Total current assets	2,065	1,927

Property and equipment	8,856	2,970
Accumulated depreciation	(1,105)	(1,134)
Property and equipment, net	7,751	1,836
Other assets:
Operating lease right-of-use assets, net	474	506
Goodwill	1,484	1,599
Intangible assets, net	553	544
Other non-current assets	396	290
Investment in unconsolidated affiliates	1,399	124
Total assets	$14,122	$6,826
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$929	$828
Accounts payable to affiliates	222	170
Accrued expenses and other current liabilities	515	353
Operating lease current liabilities	32	22
Current maturities of long-term debt	78	—
Total current liabilities	1,776	1,373

Operating lease non-current liabilities	482	511
Long-term debt, net	7,259	3,580
Advances from affiliates	86	102
Deferred tax liabilities	166	166
Other non-current liabilities	173	116
Total liabilities	9,942	5,848

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (136,001,589 units issued and outstanding as of September 30, 2024 and 84,408,014 units issued and outstanding as of December 31, 2023)	4,179	978
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of September 30, 2024 and December 31, 2023)	—	—
Accumulated other comprehensive income	1	—
Total equity	4,180	978
Total liabilities and equity	$14,122	$6,826

SUNOCO LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$5,751	$6,320	$17,424	$17,427

Cost of Sales and Operating Expenses:
Cost of sales	5,327	5,793	15,951	16,211
Operating expenses	151	93	373	262
General and administrative	55	30	225	92
Lease expense	18	18	53	51
Loss (gain) on disposal of assets and impairment charges	(2)	4	52	(8)
Depreciation, amortization and accretion	95	44	216	141
Total cost of sales and operating expenses	5,644	5,982	16,870	16,749
Operating Income	107	338	554	678
Other Income (Expense):
Interest expense, net	(116)	(56)	(274)	(162)
Equity in earnings of unconsolidated affiliates	31	1	35	4
Gain on West Texas Sale	—	—	598	—
Loss on extinguishment of debt	—	—	(2)	—
Other, net	(5)	—	(7)	7
Income Before Income Taxes	17	283	904	527
Income tax expense	15	11	171	27
Net Income	$2	$272	$733	$500

Net Income (Loss) per Common Unit:
Basic	$(0.26)	$2.99	$5.44	$5.20
Diluted	$(0.26)	$2.95	$5.40	$5.14

Weighted Average Common Units Outstanding:
Basic	135,998,435	84,064,445	112,650,388	84,061,363
Diluted	136,844,312	85,132,733	113,466,864	85,037,289

Cash Distributions per Unit	$0.8756	$0.8420	$2.6268	$2.5260

SUNOCO LP
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,
	2024	2023
Net income	$2	$272
Depreciation, amortization and accretion	95	44
Interest expense, net	116	56
Non-cash unit-based compensation expense	4	4
Loss (gain) on disposal of assets and impairment charges	(2)	4
Unrealized (gains) losses on commodity derivatives	1	(1)
Inventory valuation adjustments	197	(141)
Equity in earnings of unconsolidated affiliates	(31)	(1)
Adjusted EBITDA related to unconsolidated affiliates	47	2
Other non-cash adjustments	12	7
Income tax expense	15	11
Adjusted EBITDA (1)	456	257
Transaction-related expenses	14	—
Adjusted EBITDA(1), excluding transaction-related expenses	$470	$257

Adjusted EBITDA (1)	$456	$257
Adjusted EBITDA related to unconsolidated affiliates	(47)	(2)
Distributable cash flow from unconsolidated affiliates	45	2
Cash interest expense	(112)	(54)
Current income tax (expense) benefit	36	(8)
Transaction-related income taxes	(17)	—
Maintenance capital expenditures	(26)	(14)
Distributable Cash Flow	335	181
Transaction-related expenses	14	—
Distributable Cash Flow, as adjusted (1)	$349	$181

Distributions to Partners:
Limited Partners	$119	$71
General Partner	36	19
Total distributions to be paid to partners	$155	$90
Common Units outstanding - end of period	136.0	84.1
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory valuation adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gains or losses on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments. For Distributable Cash Flow, as adjusted, certain transaction-related adjustments and non-recurring expenses are excluded.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory valuation adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.

SUNOCO LP
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2024	2023
Segment Adjusted EBITDA:
Fuel Distribution	$253	$234
Pipeline Systems	136	2
Terminals	67	21
Adjusted EBITDA	456	257
Transaction-related expenses	14	—
Adjusted EBITDA, excluding transaction-related expenses	$470	$257

The following analysis of segment operating results includes a measure of segment profit. Segment profit is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment profit is similar to the GAAP measure of gross profit, except that segment profit excludes charges for depreciation, depletion and amortization. The most directly comparable measure to segment profit is gross profit. The following table presents a reconciliation of segment profit to gross profit.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Fuel Distribution segment profit	$164	$467	$885	$1,095
Pipeline Systems segment profit	159	—	332	2
Terminals segment profit	101	60	256	119
Total segment profit	424	527	1,473	1,216
Depreciation, amortization and accretion, excluding corporate and other	93	44	213	141
Gross profit	$331	$483	$1,260	$1,075

Fuel Distribution

	Three Months Ended September 30,
	2024		2023
Motor fuel gallons sold	2,138		2,118
Motor fuel profit cents per gallon(1)	12.8	¢	12.5	¢
Fuel profit	$96		$388
Non-fuel profit	39		40
Lease profit	29		39
Fuel Distribution segment profit	$164		$467
Expenses	$100		$119

Segment Adjusted EBITDA	$253		$234
Transaction-related expenses	—		—
Segment Adjusted EBITDA, excluding transaction-related expenses	$253		$234
(1) Excludes the impact of inventory valuation adjustments consistent with the definition of Adjusted EBITDA.
Volumes. For the three months ended September 30, 2024 compared to the same period last year, volumes increased primarily due to growth from investments and profit optimization strategies.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Fuel Distribution segment increased due to the net impact of the following:
•an increase of $13 million related to a 1% increase in gallons sold and an increase in profit per gallon; and
•a decrease of $19 million in expenses primarily due to the West Texas Sale in April 2024 and lower allocated overhead; partially offset by
•a decrease of $10 million in lease profit due to the West Texas Sale in April 2024.

Pipeline Systems

	Three Months Ended September 30,
	2024	2023
Pipelines throughput (barrels per day)	1,165	—
Pipeline Systems segment profit	$159	$—
Expenses	$72	$—

Segment Adjusted EBITDA	$136	$2
Transaction-related expenses	11	—
Segment Adjusted EBITDA, excluding transaction-related expenses	$147	$2
Volumes. For the three months ended September 30, 2024 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Pipeline Systems segment increased due to the acquisition of NuStar on May 3, 2024 and the formation of the Permian joint venture on July 1, 2024.

Terminals

	Three Months Ended September 30,
	2024	2023
Throughput (barrels per day)	694	421
Terminal segment profit	$101	$60
Expenses	$52	$22

Segment Adjusted EBITDA	$67	$21
Transaction-related expenses	3	—
Segment Adjusted EBITDA, excluding transaction-related expenses	$70	$21
Volumes. For the three months ended September 30, 2024 compared to the same period last year, volumes increased due to recently acquired assets.
Segment Adjusted EBITDA. For the three months ended September 30, 2024 compared to the same period last year, Segment Adjusted EBITDA related to our Terminals segment increased primarily due to the recent acquisitions of NuStar, Zenith European terminals and Zenith Energy terminals located across the East Coast and Midwest.